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                                                                      Exhibit 13


                        AMENDMENT TO GOVERNANCE AGREEMENT

         THIS AMENDMENT TO GOVERNANCE AGREEMENT (the "Amendment"), dated as of October 25, 2000 is entered into by and between Phoenix International Ltd., Inc., a Florida corporation (the "Company"), and London Bridge Software Holdings plc., a corporation organized under the laws of England and Wales ("London Bridge").

         WHEREAS, the Company and London Bridge have executed and delivered a Governance Agreement, dated February 14, 2000, (the "Governance Agreement"), pursuant to which London Bridge has granted to the Company an irrevocable proxy to vote the Purchased Common Stock;

         WHEREAS, the Company, London Bridge and London Bridge Acquisition Company, Inc., a Delaware corporation (the "Purchaser"), contemporaneously are entering into an Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement"), pursuant to which the Purchaser has agreed to purchase and the Company has agreed to sell certain of the Company's assets, and London Bridge has agreed to assume and the Company has agreed to assign certain of the Company's liabilities on the terms and conditions set forth therein (the "Asset Sale");

         WHEREAS, the closing of the Asset Sale is conditioned upon its approval and adoption by the Company's shareholders as required by the Florida Business Corporation Act, the Company's Articles of Incorporation and the Company's Bylaws;

         WHEREAS, as a condition to the willingness of the Company, the Purchaser and London Bridge to enter into the Asset Purchase Agreement, the Company and London Bridge, in order to induce the other to enter into such agreement, have agreed to cause this amendment to be executed and delivered (the "First Amendment") concurrently with the execution and delivery of the Asset Purchase Agreement; and

         NOW, THEREFORE, for and in consideration of the above promises and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged by the parties hereto, the Company and London Bridge hereby covenant and agree as follows:

         Section 1.1 Definitions Generally. Unless otherwise specifically defined herein, each term used herein which is defined in the Governance Agreement shall have the meaning assigned to such term in the Governance Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Governance Agreement shall from and after the date hereof refer to the Governance Agreement as amended hereby.
Section 1.1 of the Governance Agreement is hereby amended by adding the following definitions:


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         "Acquisition Proposal" shall mean any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving the Company, or any purchase or other acquisition of all or any significant portion of the assets of the Company or a 25% or greater equity interest in the Company.

         "Alternative Transaction" shall mean any Acquisition Proposal made by a third party.

         Section 1.2 Waiver of Standstill. The Company expressly waives the provisions contained in Sections 2.1 and 2.2 of the Governance Agreement with respect to the Asset Purchase Agreement, the Asset Sale and the transactions contemplated thereby such that Sections 2.1 and 2.2 will have no effect with respect to the Asset Purchase Agreement, the Asset Sale and the transactions contemplated thereby.

         Section 1.3 Addition of Section 3.3. The Governance Agreement is hereby amended by adding Section 3.3 as follows:

         Section 3.3       Agreement to Vote.

         (a) The Company agrees that it shall, and shall cause the holder of record on any applicable record date to, from time to time, at any meeting of shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of the holders of Common Stock, (i) if a meeting is held, appear at such meeting or otherwise cause the Purchased Common Stock to be counted as present thereat for purposes of establishing a quorum, and (ii) vote or consent (or cause to be voted or consented) the Purchased Common Stock for which the Company holds a proxy, in favor of the approval and adoption of the Asset Purchase Agreement and the Asset Sale (each as defined in the First Amendment) and any action required in furtherance thereof.

         (b) The Company agrees that it shall, and shall cause the holder of record on any applicable record date to, from time to time, at any meeting of shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of the holders of Common Stock, (i) if a meeting is held, appear at such meeting or otherwise cause the Purchased Common Stock to be counted as present thereat for purposes of establishing a quorum, and (ii) vote or consent (or cause to be voted or consented) the Purchased Common Stock for which the Company holds a proxy, against the approval and adoption of any Alternative Transaction.


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         IN WITNESS WHEREOF, the parties have caused this Governance Agreement to be duly executed and delivered, all as of the date first set forth above.

                                     PHOENIX INTERNATIONAL LTD., INC


                                     By: /s/ BAHRAM YUSEFZADEH
                                          -----------------------------------

                                     Name: BAHRAM YUSEFZADEH
                                          ---------------------------------

                                     Title: Chairman and Chief Executive Officer
                                           --------------------------------

                                     LONDON BRIDGE SOFTWARE
                                     HOLDINGS PLC


                                     By: /s/ JON LEE
                                        -----------------------------------

                                     Name: JON LEE
                                          ---------------------------------

                                     Title: Chief Operating Officer
                                           --------------------------------


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